ISSI Announces Third Fiscal Quarter 2013 Results

MILPITAS, Calif., July 31, 2013 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported financial results for the third fiscal quarter ended June 30, 2013.

Third Fiscal Quarter Highlights:

  Reported total revenue of $77.8 million, an increase of 3.7% over the second fiscal quarter of 2013 and 20.1% over the third fiscal quarter of 2012;
  Industrial, medical, and military (IMM) revenue increased 5.0% sequentially;
  Communications revenue increased 3.6% sequentially;
  Consumer revenue grew 15.6% sequentially on improved flash and analog results;
  Automotive revenue was flat sequentially and grew 21.0% over the prior year period;
  GAAP net income was $0.24 per diluted share and non-GAAP net income was $0.23 per diluted share;
  Realized $7.0 million in gains on sales of a portion of the Company's shares of Nanya Technology Corporation ("Nanya");
  Generated $16.4 million in cash flow from operations and cash and short-term investments grew to $138.6 million; and
  Achieved multiple design wins for RLDRAM® 2 memories, DDR2, DDR3 and SRAM products.

"Third quarter revenue reflected sequential growth in sales into the IMM, communications and consumer markets, including sales of our flash and analog products," said Scott Howarth, ISSI's President and CEO. "The sequential increases in IMM and communications sales were even more noteworthy considering the 13% and 5% sequential growth, respectively, we achieved in the March quarter despite the continued economic weakness in Europe. We believe our expanded product portfolio is driving market share gains and increasing ISSI's role as a strategic source of long-term supply for customers."

"Looking forward, we remain cautious on the overall economic and end market environment but believe our position as a reliable, long-term source for customers and our growing pipeline of design wins will contribute to further market share gains and revenue growth in the coming quarters."

Third Fiscal Quarter 2013 Results
Revenue in the third fiscal quarter ended June 30, 2013 was $77.8 million, an increase of 3.7 percent from the $75.0 million in the second quarter of 2013 and an increase of 20.1 percent from the $64.8 million in the third fiscal quarter of 2012. Revenue in the third fiscal quarter of 2013 consisted of $67.5 million of SRAM and DRAM revenue, $8.4 million of NOR flash revenue, and $1.9 million of analog revenue. SRAM and DRAM revenue increased 2.0 percent from the March 2013 quarter and 7.7 percent from the June 2012 quarter.

GAAP gross margin in the third fiscal quarter was 33.5 percent, compared to 33.3 percent in the March 2013 quarter, and 32.9 percent in the June 2012 quarter. Non-GAAP gross margin was 33.7 percent, compared to 33.5 percent in the March 2013 quarter.

During the third fiscal quarter, the Company continued to sell a portion of the Nanya shares it purchased in September 2012, realizing a gain of $7.0 million. The remaining tradable Nanya shares are classified as short-term investments since the Company intends to sell such shares within one year.

GAAP income tax expense in the third fiscal quarter was $5.2 million, compared to $3.2 million in the March 2013 quarter and $2.5 million in the June 2012 quarter.

GAAP net income in the third fiscal quarter of 2013 was $7.1 million, or $0.24 per diluted share, compared to GAAP net income of $3.3 million, or $0.11 per diluted share, in the March 2013 quarter and GAAP net income of $3.1 million, or $0.11 per diluted share, in the June 2012 quarter.

Non-GAAP net income in the June 2013 quarter was $6.7 million, or $0.23 per diluted share, compared to $6.1 million, or $0.21 per diluted share, in the March 2013 quarter and $6.5 million, or $0.22 per diluted share, in the June 2012 quarter.

Non-GAAP results exclude stock based compensation, amortization of intangibles related to acquisitions, gains on the sales of investments, and non-cash tax expense. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

September Quarter Outlook
The Company expects total revenue for the September quarter to range between $77.0 and $83.0 million, consisting of SRAM and DRAM revenue of between $68.0 million and $73.0 million, NOR flash revenue between $7.0 million and $7.5 million, and analog revenue of between $2.0 million and $2.5 million. Gross margin for the September quarter is expected to range between 33.5 percent and 34.5 percent. Operating expenses are expected to range between $20.0 million and $21.0 million. The Company expects to realize additional gains on the Nanya shares in the September quarter. However, it is difficult to predict the total gains for the quarter and, as such, these gains have been excluded from the GAAP and Non-GAAP net income guidance. GAAP net income is expected to be between $0.10 and $0.14 per diluted share and non-GAAP net income, which excludes non-cash tax expense related to the utilization of deferred tax assets, stock-based compensation, amortization of intangibles related to the acquisition of Chingis, and gains on the sales of Nanya shares, is expected to range between $0.24 and $0.28 per diluted share.

Conference Call Information
A conference call will be held today at 1:30 p.m. Pacific Time to discuss the Company's third fiscal quarter financial results. To access ISSI's conference call via telephone, dial 888-438-5519 by 1:20 p.m. Pacific Time. The participant passcode is 6068298. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information
In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP gross margin, operating income, provision for income taxes and net income for certain periods that exclude stock based compensation, the amortization of intangibles related to acquisitions, gains on sales of investments, and non-cash tax expense. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of the items described above. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company
ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning expanded product portfolio driving market share gains and increasing ISSI's role as a strategic source of long-term supply, remaining cautious on the economic and end market environment, our belief that our position as a reliable, long-term source for customers and our growing pipeline of design wins will contribute to further market share gains and revenue growth, intending to sell more Nanya shares within one year and our outlook for the September 2013 quarter with respect to revenue, SRAM and DRAM revenue, NOR flash revenue, analog revenue, gross margin, operating expenses, expecting additional gains on sales of Nanya shares, and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, our ability to realize the expected benefits of our Chingis acquisition including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2012 and the Company's Form 10-Q for the quarter ended March 31, 2013. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	June 30,		March 31,
	2013	2012	2013

Net sales	$ 77,788	$ 64,781	$ 74,991
Cost of sales	51,741	43,444	50,002
Gross profit	26,047	21,337	24,989

Operating expenses:
Research and development	10,583	6,749	10,308
Selling, general and administrative	10,829	9,392	10,730
Total operating expenses	21,412	16,141	21,038

Operating income	4,635	5,196	3,951
Interest and other income (expense), net	546	405	515
Gain on the sale of investments	7,280	-	2,059

Income before income taxes	12,461	5,601	6,525
Provision for income taxes	5,215	2,454	3,245

Consolidated net income	7,246	3,147	3,280

Net (income) loss attributable to noncontrolling interests	(182)	(10)	7

Net income attributable to ISSI	$ 7,064	$ 3,137	$ 3,287

Basic net income per share	$ 0.25	$ 0.11	$ 0.12
Shares used in basic per share calculation	28,293	27,316	27,976

Diluted net income per share	$ 0.24	$ 0.11	$ 0.11
Shares used in diluted per share calculation	29,755	29,069	29,348

Reconciliation of GAAP to Non-GAAP Financial Measures

Gross Margin:
GAAP gross profit	$ 26,047	$ 21,337	$ 24,989
Adjustments:
Chingis intangible asset amortization	159	-	154
Total adjustments	159	-	154
Non-GAAP gross profit	26,206	21,337	25,143
Non-GAAP gross margin	33.7%	32.9%	33.5%

Operating income:
GAAP operating income	$ 4,635	$ 5,196	$ 3,951
Adjustments:
Chingis intangible asset amortization	336	-	330
Si En intangible asset amortization and charge	-	435	-
Stock-based compensation expense	1,464	1,283	1,469
Total adjustments	1,800	1,718	1,799
Non-GAAP operating income	$ 6,435	$ 6,914	$ 5,750

Provision for income taxes:
On a GAAP basis	$ 5,215	$ 2,454	$ 3,245
Adjustments:
Tax impact of gains on sale of investments	2,839	-	927
Non-cash tax expense	2,295	1,638	2,110
Total adjustments	5,134	1,638	3,037
Non-GAAP provision for income taxes	$ 81	$ 816	$ 208

Net income attributable to ISSI:
On a GAAP basis	$ 7,064	$ 3,137	$ 3,287
Adjustments:
Chingis intangible asset amortization	336	-	330
Si En intangible asset amortization and charge	-	435	-
Stock-based compensation expense	1,464	1,283	1,469
Gain on sales of investment	(7,280)	-	(2,059)
Tax impact of gains on sale of investments	2,839	-	927
Non-cash tax expense	2,295	1,638	2,110
Total adjustments	(346)	3,356	2,777
Non-GAAP net income	$ 6,718	$ 6,493	$ 6,064

Shares used in Non-GAAP net income per share:
Basic	28,293	27,316	27,976
Diluted	29,755	29,069	29,348

Non-GAAP net income per share:
Basic	$ 0.24	$ 0.24	$ 0.22
Diluted	$ 0.23	$ 0.22	$ 0.21

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	September 30,
	2013	2012
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 105,226	$ 75,497
Short-term investments	33,408	6,541
Accounts receivable, net	48,123	47,710
Inventories	64,606	66,964
Other current assets	17,906	21,204

Total current assets	269,269	217,916
Property, equipment and leasehold improvements, net	42,562	29,286
Purchased intangible assets, net	7,035	8,226
Goodwill	9,178	9,178
Other assets	23,964	52,465
Total assets	$ 352,008	$ 317,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 46,242	$ 44,705
Accrued compensation and benefits	7,656	9,420
Accrued expenses	6,898	11,133
Current portion of long-term debt	195	-

Total current liabilities	60,991	65,258

Long-term debt	4,583	-
Other long-term liabilities	8,644	5,478

Total liabilities	74,218	70,736

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	339,528	330,473
Accumulated deficit	(77,196)	(90,046)
Accumulated comprehensive income	13,290	2,399

Total ISSI stockholders' equity	275,625	242,829

Noncontrolling interest	2,165	3,506

Total stockholders' equity	277,790	246,335
Total liabilities and stockholders' equity	$ 352,008	$ 317,071

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, (408) 969-6600, ir@issi.com; or Leanne K. Sievers, Shelton Group, (949) 224-3874, lsievers@sheltongroup.com